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EXHIBIT 10.34

Cellu Tissue Holdings Inc.
Corporate Bonus Plan
Fiscal 2009

        Background Principal: To eliminate the previous history of cliff bonus programs and institute a plan that pays out a "sliding scale" once Adjusted EBITDA surpasses prior year results. Maximum Payout (as defined by employee)is achieved at budget EBITDA of $60MM.

Fiscal 2009 Adj. EBITDA $(MM)	% of Target Payout
55.89	50%
56.40	56%
56.92	63%
57.43	69%
57.94	75%
58.46	81%
58.97	88%
59.48	94%
60.00	100%
60.52	106%
61.03	113%
61.54 or greater	120%

Add'l Background Information:

        Adjusted EBITDA as defined by the Cellu Tissue Monthly Reporting Package

        Maxium payout for Fiscal 2009 is 100%.

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  EXHIBIT 10.34
Cellu Tissue Holdings Inc. Corporate Bonus Plan Fiscal 2009